SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)
                   Under the Securities Exchange Act of 1934
             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULES 13d-1(b), (c) and (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                               (Amendment No. 1)*

                           California Microwave, Inc.
                                (Name of Issuer)


                          Common Stock, $.10 par value
                         (Title of Class of Securities)


                                   130442106
                                 (CUSIP Number)

                                December 31, 1998
             (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         _X_  Rule 13d-1(b)

         ___  Rule 13d-1(c)

         ___  Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




                              Page 1 of 11 pages

CUSIP No. 130442106                             Page 2 of 11 pages
------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

      Clover Capital Management, Inc.
      16-1263400
------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  *

                                             (a)  / /
                                             (b)  /x/
------------------------------------------------------------------
(3)   SEC USE ONLY

------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION

      New York State
------------------------------------------------------------------
                          (5)      SOLE VOTING POWER
                                             0
                          ----------------------------------------
NUMBER OF SHARES          (6)      SHARED VOTING POWER
BENEFICIALLY OWNED BY                    9,000
EACH REPORTING PERSON     ----------------------------------------
WITH                      (7)      SOLE DISPOSITIVE POWER
                                             0
                          ----------------------------------------
                          (8)      SHARED DISPOSITIVE POWER
                                         9,000

------------------------------------------------------------------
(9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      9,000
------------------------------------------------------------------
(10)  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES *                                 / /

------------------------------------------------------------------
(11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0.0%
------------------------------------------------------------------
(12)  TYPE OF REPORTING PERSON *

      IA
------------------------------------------------------------------
                     SEE INSTRUCTION BEFORE FILLING OUT!
                           Page 2 of 11 pages

CUSIP No. 130442106                             Page 3 of 11 pages
------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

      Michael E. Jones

------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                             (a)  / /
                                             (b)  /x/
------------------------------------------------------------------
(3)   SEC USE ONLY

------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.A.
------------------------------------------------------------------
                          (5)      SOLE VOTING POWER
                                             0
                          ----------------------------------------
NUMBER OF SHARES          (6)      SHARED VOTING POWER
BENEFICIALLY OWNED BY                    9,000
EACH REPORTING PERSON     ----------------------------------------
WITH                      (7)      SOLE DISPOSITIVE POWER
                                             0
                          ----------------------------------------
                          (8)      SHARED DISPOSITIVE POWER
                                         9,000

------------------------------------------------------------------
(9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      9,000
------------------------------------------------------------------
(10)  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES *                                 / /

------------------------------------------------------------------
(11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0.0%
------------------------------------------------------------------
(12)  TYPE OF REPORTING PERSON *

      IN
------------------------------------------------------------------
                 SEE INSTRUCTION BEFORE FILLING OUT!
                      Page 3 of 11 pages

CUSIP No. 130442106                             Page 4 of 11 pages
------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

      Geoffrey H. Rosenberger

------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                             (a)  / /
                                             (b)  /x/
------------------------------------------------------------------
(3)   SEC USE ONLY

------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION

         U.S.A.
------------------------------------------------------------------
                          (5)      SOLE VOTING POWER
                                           879
                          ----------------------------------------
NUMBER OF SHARES          (6)      SHARED VOTING POWER
BENEFICIALLY OWNED BY                   12,516
EACH REPORTING PERSON     ----------------------------------------
WITH                      (7)      SOLE DISPOSITIVE POWER
                                           879
                          ----------------------------------------
                          (8)      SHARED DISPOSITIVE POWER
                                        12,516

------------------------------------------------------------------
(9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      13,395
------------------------------------------------------------------
(10)  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES *                                 / /

------------------------------------------------------------------
(11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0.0%
------------------------------------------------------------------
(12)  TYPE OF REPORTING PERSON *

      IN
------------------------------------------------------------------
                   SEE INSTRUCTION BEFORE FILLING OUT!
                          Page 4 of 11 pages

CUSIP No. 130442106                             Page 5 of 11 pages
------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

      Charles W. Ruff

------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                             (a)  / /
                                             (b)  /x/
------------------------------------------------------------------
(3)   SEC USE ONLY

------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.A.
------------------------------------------------------------------
                          (5)      SOLE VOTING POWER
                                             0
                          ----------------------------------------
NUMBER OF SHARES          (6)      SHARED VOTING POWER
BENEFICIALLY OWNED BY                    9,000
EACH REPORTING PERSON     ----------------------------------------
WITH                      (7)      SOLE DISPOSITIVE POWER
                                             0
                          ----------------------------------------
                          (8)      SHARED DISPOSITIVE POWER
                                         9,000

------------------------------------------------------------------
(9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      9,000
------------------------------------------------------------------
(10)  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES *                                 / /

------------------------------------------------------------------
(11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0.0%
------------------------------------------------------------------
(12)  TYPE OF REPORTING PERSON *

      IN
------------------------------------------------------------------
                     SEE INSTRUCTION BEFORE FILLING OUT!
                           Page 5 of 11 pages

CUSIP No. 130442106                             Page 6 of 11 pages
------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
      James G. Gould

------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                             (a)  / /
                                             (b)  /x/
------------------------------------------------------------------
(3)   SEC USE ONLY

------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.A.
------------------------------------------------------------------
                          (5)      SOLE VOTING POWER
                                             0
                          ----------------------------------------
NUMBER OF SHARES          (6)      SHARED VOTING POWER
BENEFICIALLY OWNED BY                    9,000
EACH REPORTING PERSON     ----------------------------------------
WITH                      (7)      SOLE DISPOSITIVE POWER
                                             0
                          ----------------------------------------
                          (8)      SHARED DISPOSITIVE POWER
                                         9,000

------------------------------------------------------------------
(9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      9,000
------------------------------------------------------------------
(10)  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES *                                 / /

------------------------------------------------------------------
(11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0.0%
------------------------------------------------------------------
(12)  TYPE OF REPORTING PERSON *

      IN
------------------------------------------------------------------
                     SEE INSTRUCTION BEFORE FILLING OUT!
                           Page 6 of 11 pages

Item 1(a).     Name of Issuer
               California Microwave, Inc.

Item 1(b).     Address of Issuer's Principal Executive Offices
               1143 Borregas Avenue
               Sunnyvale, California  94089

Item 2.
     (a) The persons filing this Schedule are Clover Capital Management, Inc. ("Clover"), Michael E. Jones, Geoffrey H. Rosenberger, Charles W. Ruff and James G. Gould (collectively, the "Reporting Persons").

     (b)  Address of principal business office of the Reporting Persons:
               11 Tobey Village Office Park
               Pittsford, NY  14534

     (c)  Citizenship
          Clover is incorporated in the State of New York. The other Reporting Persons are U.S. citizens.

     (d)  Title of Class of Securities
          Common Stock, $.10 par value

     (e)  CUSIP Number
          130442106


Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

     (a)  / /  Broker of Dealer registered under Section 15 of the Exchange Act.
     (b)  / /  Bank as defined in section 3(a)(6) of the Exchange Act.
     (c)  / /  Insurance Company as defined in section 3(a)(19) of the Exchange
               Act.
     (d)  / /  Investment Company registered under section 8 of the
               Investment Company Act.
 (1) (e)  /x/  An Investment Adviser in accordance with Rule 13d-1(b)(1)(ii)(E).
     (f) / / An Employee Benefit Plan or Endowment Fund in accordance with Rule 13d-1(b)(1)(ii)(F).
 (2) (g)  /x/  Parent Holding Company or control person in accordance with Rule
               13d-1(b)(1)(ii)(G).
     (h) / / A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.
     (i) / / A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.
     (j)  / /  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

(1)  As to Clover.
(2)  As to the other Reporting Persons.

                          Page 7 of 11 pages

Item 4.   Ownership
          Amount Beneficially Owned
          -------------------------
          See item 9 on pages 2, 3, 4, 5 and 6

     (b)  Percent of Class
          ----------------
          See item 11 on pages 2, 3, 4, 5 and 6

     (c)  Number of shares as to which person has:

          (i)  sole power to vote or to direct the vote
               ----------------------------------------
               See item 5 on pages 2, 3, 4, 5 and 6

          (ii) shared power to vote or to direct the vote
               ------------------------------------------
               See item 6 on pages 2, 3, 4, 5 and 6

          (iii) sole power to dispose or to direct the disposition of
                -----------------------------------------------------
                See item 7 on pages 2, 3, 4, 5 and 6

          (iv) shared power to dispose or to direct the disposition of
               -------------------------------------------------------
               See item 8 on pages 2, 3, 4, 5 and 6

Item 5.   Ownership of Five Percent or Less of a Class
          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following /X/.

Item 6. Ownership of more than Five Percent on Behalf of Another Person Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company
          Not applicable

Item 8.   Identification and Classification of Members of the Group
          Not applicable

Item 9.   Notice of Dissolution of Group
          Not applicable

                          Page 8 of 11 pages

Item 10.  Certification
          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                          Page 9 of 11 pages

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                   CLOVER CAPITAL MANAGEMENT, INC.



February 5, 1999                   By:  /s/ Michael E. Jones
                                        ---------------------------
                                        Michael E. Jones
                                        Managing Director





February 5, 1999                          /s/ Michael E. Jones
                                   --------------------------------
                                            Michael E. Jones



February 5, 1999                      /s/ Geoffrey H. Rosenberger
                                   --------------------------------
                                        Geoffrey H. Rosenberger



February 5, 1999                          /s/ Charles W. Ruff
                                   --------------------------------
                                            Charles W. Ruff



February 5, 1999                          /s/ James G. Gould
                                   --------------------------------
                                            James G. Gould


                           Page 10 of 11 pages